Exhibit 3.61

TRUST AGREEMENT

dated as of December 16, 1994

among

NATWEST LEASING CORPORATION

as Owner Participant,

and

HARRIS TRUST AND SAVINGS BANK

as Owner Trustee

TRUST AGREEMENT

THIS TRUST AGREEMENT (“Trust Agreement”) dated as of December 16, 1994, between HARRIS TRUST AND SAVINGS BANK, an Illinois banking corporation, acting in its capacity as owner trustee hereunder, and any institution that shall act as a successor owner trustee in accordance with the terms of Section 4.10 hereof (“Owner Trustee”); and NATWEST LEASING CORPORATION, a New York corporation, and any successor or assign hereunder pursuant to the terms of Article V hereof (“Owner Participant” or “Owner Participants”).

WITNESSETH:

NOW, THEREFORE, for and in consideration of the foregoing premises, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Any capitalized term used herein and not otherwise defined herein shall have the meaning accorded it in the Loan Agreement.  In addition to the terms defined elsewhere in this Trust Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person (the “Specified Person”) shall mean (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, and (b) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a).  For purposes of the preceding sentence, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall mean National Westminster Bank Plc, a bank organized under the laws of England, acting through its New York and Nassau Branches, as a Lender and agent for the lenders listed on Schedule I of the Loan Agreement, as the same may be amended pursuant to the terms hereto, and for the Owner Participant pursuant to the terms of the Participation Agreement.

“Beneficial Interest” means the Owner Participant’s beneficial interest in the Property and the other assets comprising the Trust Estate created under this Trust Agreement.

“Closing” means the date the Lenders and Owner Trustee execute the Loan Documents.

“Default” means the occurrence of any event defined in Article IX of the Loan Agreement as a default.

“Equity Investment Amount” means, as of any date, the aggregate Equity Portion of Construction Advances then invested by or on behalf of the Owner Participant and any predecessor in interest, if any, not to exceed three percent (3%) of the Construction Advances.

“Equity Percentage” means the percentage of the Equity Investment Amount of an Owner Participant.

“Event of Default” shall mean the occurrence of any event defined in Paragraph 20 of the Master Lease as a default.

“Fee Mortgage” shall mean that certain mortgage executed by Tenant in favor of Borrower and Agent and securing Tenant’s obligations under the Master Lease and as otherwise stated therein.

“Improvements” means, collectively, the structures, building, and other improvements now or hereafter located upon the Parcel.

“Loan Agreement” means the Construction Loan Agreement of even date herewith among the Trust, the Agent and the other Lenders, as the same may be amended, supplemented or modified from time to time.

“Master Lease” means that certain Master Lease (herein so called) of even date herewith, executed by Tenant, as lessee, and the Trust, as lessor, covering, in the aggregate, Trust’s rights of occupancy under the Ground Lease, and the Improvements.

“Net Rent” shall have the meaning set forth in Exhibit “B” to the Master Lease.

“Operative Documents” means the Participation Agreement, this Trust Agreement, the Loan Agreement and the Key Agreements (as defined in the Loan Agreement).

“Owner Participant Investment” means the aggregate amount to be provided and advanced by the Owner Participant pursuant to the Participation Agreement, but not in excess of $1,110,000.

“Parcel” means that parcel of real property more fully described on Exhibit “A” attached hereto and made a part hereof for all purposes.

“Participation Agreement” shall mean that certain agreement of even date herewith pursuant to which (subject to the terms and conditions thereof) the Lenders and Owner Participant have agreed to loan, advance or otherwise provide the Construction Amount.

“Person” means any individual, firm, corporation, association, partnership, joint venture, other entity, or Tribunal.

“Property” means, collectively, the Parcel and the Improvements located thereon.

“Responsible Officer” means when used with respect to the Owner Trustee, the chairman or vice chairman of the board of directors, the chairman or vice chairman of the executive committee of the board of directors, the chairman of the trust committee, the president, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller and any assistant controller or any other officer of the Owner Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer of the Owner Trustee to whom such matter is referred because of his knowledge of and familiarity with the particular matter.

“Subsidiary” of a Person at any time shall mean any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any trust of which a majority of the beneficial interests is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person.

“Tenant” means Foster Wheeler Corporation, a New York corporation.

“Trust” means the Perryville III Trust, a trust created and existing under the laws of the State of New York pursuant to this Trust Agreement.

ARTICLE II

THE TRUST ESTATE

Section 2.1.    Appointment, Authorization and Direction to the Owner Trustee.  Owner Participant hereby requests Harris Trust and Savings Bank to act as the Owner Trustee to act as trustee of the Perryville III Trust created hereunder (the “Trust”), appoints Owner Trustee as trustee hereunder and authorizes and directs the Owner Trustee to enter into, execute and deliver on behalf of the Trust:

(a)           on the Closing, the Operative Documents to which the Owner Trustee on behalf of the Trust is to become a party on such date;

(b)           from time to time the Notes in the manner and subject to the terms and conditions provided in the Loan Agreement; and

(c)           all other documents, and to do all such things and take all such actions, as may be necessary or convenient to consummate the transaction contemplated by the Operative Documents and to perform the terms and conditions of this Trust, all as contemplated herein or in the documents referred to herein.

Section 2.2.    Declaration.  The Owner Trustee hereby declares, undertakes and agrees on behalf of the Trust that it will and does receive, take and hold all estate, right, title and interest of the Trust in and to the Property and all proceeds thereof, the Master Lease and all sums due and to become due under and pursuant to the Master Lease, condemnation awards and sale proceeds, and the proceeds of the Loan (all of which, together with any other moneys, proceeds or property at any time received by the Owner Trustee on behalf of the Trust under or in connection with the Operative Documents (excluding for purposes hereof any and all payments made to Owner Trustee in its individual capacity), shall constitute the trust estate hereunder (the “Trust Estate”)) for the use and benefit of the Owner Participant.

ARTICLE III

DISTRIBUTIONS

Section 3.1.    Collections and Remittances by the Owner Trustee.  The Owner Trustee agrees that, subject to the provisions of this Trust Agreement, it will during the term of this Trust, administer the Trust Estate and permit the taking of all steps to collect all Net Rent and other sums payable to the Owner Trustee by the Tenant under the Master Lease.  The Owner Trustee agrees to distribute or permit or require to be distributed to the Agent any and all proceeds received from the Trust Estate for distribution in accordance with Sections 2.1 and 2.3 of the Participation Agreement and Section 2.1 of the Loan Agreement.  The Owner Trustee shall make or permit or require to be made such distribution immediately upon receipt of such proceeds (provided such proceeds are available for distribution) by the Owner Trustee, it being understood and agreed that the Owner Trustee shall not be obligated to make such distribution until the funds for such distribution have been received by the Owner Trustee in cash.

Section 3.2.    Distributions after Default.  Subject to the terms of Section 4.5 hereof, any and all proceeds received by the Trust from the exercise of any remedy under the Master Lease shall, after deduction of all expenses and disbursements of or made by the Trust in connection with the exercise of such remedy or otherwise due and owing to the Trust, including reasonable fees and expenses of the Trust, the Owner Trustee and their counsel (provided that, absent a legal conflict requiring otherwise, the fees of only one such counsel shall be included hereby), will be distributed to the Agent for distribution in accordance with the Loan Agreement and the Participation Agreement.  This Trust shall cease and terminate in accordance with the terms set forth in Section 6.1, upon the final disposition by the Trust of all of the Trust Estate pursuant to this Section 3.2.

Section 3.3.    Effect of Sales by the Trust.  Any sale of all or any part of the Trust Estate by the Trust permitted hereunder shall bind the Owner Participant and shall be effective for the benefit of the purchasers thereof and their respective successors and assigns to divest and transfer all right, title and interest vested in the Trust or any Owner Participant hereunder in the property so sold and no purchaser shall be required to inquire as to compliance by the Owner Trustee with any of the terms hereof or to see to the application of any purchase money therefor.

ARTICLE IV

CERTAIN PROVISIONS RESPECTING THE OWNER TRUSTEE

Section 4.1.    Acceptance of Trusts and Duties.  Owner Trustee accepts the trusts hereby created and agrees to perform the same as herein expressed and agrees to receive and disburse all moneys constituting part of the Trust Estate in accordance with the terms hereof.

Section 4.2.    Limitation of Power.  The Owner Trustee shall have no power, right, duty or authority to manage, control, possess, use, sell, lease, dispose of or otherwise deal with the Property or any other property at any time constituting a part of the Trust Estate, or otherwise to take or refrain from taking any action under or in connection with the Operative Documents, except (a) to execute and deliver the Operative Documents to which the Trust is to be a party, (b) to permit to be exercised and carried out the rights, duties and obligations of the Trust hereunder and under the Operative Documents, including the receipt, collection, distribution and dealings with the sums due under the Master Lease and with the Property and the proceeds thereof as provided in the Master Lease and in this Trust Agreement, or (c) as expressly provided in written instructions from Owner Participant, on any date, holding at least 51% of the Equity Percentage of the total Beneficial Interest as of that date (excluding from such total Beneficial Interest any Equity Percentage held by a Tenant or any of its Affiliates unless such Persons shall be the only Owner Participant hereunder) (a “Majority in Interest of the Owner Participants”) (and with the consent of the Agent), given pursuant to Section 4.3 or 4.4 hereof.

Section 4.3.    Notice of Event of Default.  In the event a Responsible Officer of the Owner Trustee shall have actual knowledge of an Event of Default or a Default, the Owner Trustee shall give prompt written notice of such event to Owner Participant, the Tenant and the Agent by certified mail postage prepaid.  Subject to the terms of Section 4.4 hereof, the Owner Trustee shall take such action with respect to any such event as shall be specified in written instructions from a Majority in Interest of Owner Participants, with the consent of the Agent.  For all purposes of this Trust Agreement and the Master Lease, in the absence of such actual knowledge, the Owner Trustee shall not be deemed to have knowledge of an Event of Default or Default unless any of its Responsible Officers are notified in writing by Owner Participant.  If the Owner Trustee shall not have received instructions as provided above within thirty (30) days after mailing notice of such Event of Default or Default to each Owner Participant, the Owner Trustee shall provide written notice to the Owner Participant ten (10) days in advance of the date it proposes to take any action, describing such action and may, following the giving of such notice, take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable and in the best interests of the Owner Participant, and, without limitation, in such event the Owner Trustee may declare the Master Lease in default as provided for in Paragraph 20 thereof and retake possession of the Property and sell or otherwise dispose of the same in accordance with and subject to the provisions of the Master Lease.

Section 4.4.    Action Upon Instructions.  Subject to the terms of Sections 4.5, 4.6 and 6.1 hereof, upon the written instructions at any time and from time to time of a Majority in Interest of Owner Participants, with the consent of the Agent, or, upon the written instruction of Agent, the Owner Trustee shall take such of the following actions as may be specified in such instructions:

(a)           give such notice or direction or exercise such right or power under the Master Lease, the Fee Mortgage, the Mortgage, Security Agreement and Financing Statements or any other Operative Documents as shall be specified in such instructions;

(b)           approve as satisfactory to it all matters required by the terms of any Operative Document to be satisfactory to the Trust;

(c)           after the expiration of the Term, unless Tenant shall have purchased the Property in accordance with the Master Lease, convey all of the Trust’s right, title and interest in and to the Property or any component thereof for such amount, on such terms and to such purchaser or purchasers as shall be designated in such instructions, or otherwise lease or dispose of the Property or any component thereof on such terms as shall be designated in such instructions;

(d)           any other action as specified by a Majority in Interest of Owner Participants; and

(e)           any other action as reasonably directed by the Agent for the Owner Participant.

Section 4.5.    Certain Duties and Responsibilities of the Owner Trustee.

(a)           Except during the continuance of an Event of Default or a Default:

(i)            the Owner Trustee undertakes to perform such duties and only such duties as are specifically set forth herein and in the Master Lease and no implied covenants or obligations shall be read into this Trust Agreement against the Owner Trustee, and the Owner Trustee agrees that it shall not, nor shall it have a duty to, manage, control, use, sell, maintain, insure, register, lease, operate, modify, dispose of or otherwise deal with the Property or any other part of the Trust Estate in any manner whatsoever, except as required by the terms of the Operative Documents and as otherwise provided herein; and

(ii)           in the absence of bad faith or gross negligence on its part, the Owner Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Owner Trustee and conforming to the requirements of this Trust Agreement.

(b)           In case an Event of Default or a Default has occurred and is continuing, the Owner Trustee may, if it does not timely receive the instructions referred to in the second sentence of Section 4.3 hereof, exercise such of the rights and powers vested in the Owner Trustee pursuant to the last sentence of Section 4.3 hereof as it shall deem advisable and in the best interests of the Owner Participant; provided, however, that the Owner Trustee in exercising such rights and powers shall be liable only for its gross negligence or willful misconduct.

(c)           No provision hereof shall be construed to relieve the Owner Trustee of liability for its gross negligence or willful misconduct, it being understood that, without limiting the foregoing:

(i)            the Owner Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Owner Trustee, unless it shall be proved that the Owner Trustee was grossly negligent;

(ii)           the Owner Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of a Majority in Interest of Owner Participants pursuant to the express provisions hereof; and

(iii)          no provision hereof shall require the Owner Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or on behalf of the Trust under any of the other Operative Documents, or in the exercise of any of its rights or powers, if it shall determine in its sole discretion that repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(d)           The Owner Trustee shall not be required to take any action hereunder or on behalf of the Trust under the Operative Documents, nor shall any other provision of this Trust Agreement or any Operative Document be deemed to impose a duty on the Owner Trustee to take any action, if the Owner Trustee shall determine, or shall have been advised by counsel, that such action is likely to result in personal liability or is contrary to law or the Operative Documents.

(e)           Whether or not therein expressly so provided, every provision of this Trust Agreement relating to the conduct or affecting the liability of or affording protection to the Owner Trustee shall be subject to the provisions of this Section 4.5.

Section 4.6.    Certain Rights of the Owner Trustee.  Except as otherwise provided in Section 4.5 hereof:

(a)           the Owner Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)           any request, direction or authorization by any party hereto or to any other Operative Document shall be sufficiently evidenced by a request, direction or authorization in writing, delivered to the Owner Trustee and signed in the name of such party by the president, any vice president, the treasurer or the secretary of such party, as the case may be, and any resolution of the board of directors or committee thereof of such party shall be sufficiently evidenced by a copy of such resolution certified by the secretary or an assistant secretary of such party, as the case may be, to have been duly adopted and to be in full force and effect on the date of such certification, and delivered to the Owner Trustee;

(c)           whenever in the administration of this Trust Agreement the Owner Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Owner Trustee may in good faith rely upon a certificate in writing, delivered to the Owner Trustee and signed by the president, any vice president, any assistant vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Owner Participant;

(d)           the Owner Trustee may exercise its powers and perform its duties by or through such attorneys, agents and servants as it shall appoint, and it shall be entitled to the advice of counsel and shall be protected by the advice of such counsel in anything done or omitted to be done in accordance with such advice;

(e)           the Owner Trustee shall not be under any obligation to exercise any of the rights or powers vested in it by this Trust Agreement at the request or direction of the Owner Participant, unless Owner Participant shall have offered to the Owner Trustee reasonable security or indemnity against the costs, expenses (including reasonable fees and expenses of its legal counsel) and liabilities which may be incurred by it in compliance with such request or direction;

(f)            provided no Responsible Officer has actual knowledge of the inaccuracy thereof, the Owner Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent or other paper or document, but the Owner Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Owner Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books and records of the Tenant related to the Property to reasonably determine whether the Tenant is in compliance with the terms and conditions of the Master Lease and to examine the Property, personally or by agent or attorney, all upon the terms and conditions contained in the Master Lease; and

(g)           without limiting the generality of Section 4.5. hereof, the Owner Trustee shall not have any duty (i) to see to any recording or filing of the Operative Documents or any Uniform Commercial Code financing statements or to see to the maintenance of any such recording or filing, (ii) to see to any insurance on the Property or to effect or maintain any such insurance, whether or not the Tenant shall be in default with respect thereto, other than to promptly forward to the Owner Participant copies of all certificates, reports and other written information which it receives from the Tenant pursuant to the requirements of the Master Lease or the Participation Agreement, (iii) to see to the payment or discharge of any tax, assessment or other governmental charge or any lien owing with respect to, assessed or levied against any part of the Trust Estate, (iv) to confirm or verify any financial statements of the Tenant, or (v) to inspect the Property at any time or ascertain or inquire as to the performance or observance of any of the Tenant’s covenants under the Operative Documents with respect to the Property.

Section 4.7.    NO REPRESENTATIONS OR WARRANTIES AS TO THE PROPERTY OR DOCUMENTS.  OWNER TRUSTEE IS NOT A BUILDER OR CONTRACTOR OF THE PROPERTY AND HAS NOT INSPECTED THE PROPERTY PRIOR TO EXECUTION OF THE OPERATIVE DOCUMENTS BY THE TENANT.  OWNER TRUSTEE HAS NOT MADE NOR DOES IT MAKE (A) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO VALUE, DESIGN, CONDITION, QUALITY, DURABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR USE OR FITNESS FOR A PARTICULAR PURPOSE, ABSENCE OF LATENT OR OTHER DEFECTS WHETHER OR NOT DISCOVERABLE, ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, OR ANY OTHER WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, OR AS TO TITLE THERETO, OR (B) ANY REPRESENTATION OR WARRANTY AS TO THE VALIDITY, LEGALITY OR ENFORCEABILITY OF THE OPERATIVE DOCUMENTS (OTHER THAN AS TO THIS TRUST AGREEMENT), OR AS TO THE CORRECTNESS OF ANY STATEMENT CONTAINED IN ANY DOCUMENTS THEREOF.

Section 4.8.    Status of Moneys Received.  All moneys received by the Owner Trustee under or pursuant to any provision of this Trust Agreement shall constitute trust funds for the purpose for which they were paid or are held, but need not be segregated in any manner from any other moneys and may be deposited by the Owner Trustee under such conditions as may be prescribed or permitted by law for trust funds, or, at the direction of a majority in Interest of Owner Participants, may be invested in direct obligations of the United States of America.

Section 4.9.    Permitted Activities.  The Owner Trustee or any corporation in or with which the Owner Trustee may be interested or affiliated or any officer or director of any such corporation may acquire and hold the Beneficial Interest (subject to the restrictions of Section 6.2(e) of the Participation Agreement) hereunder, and have commercial relations and otherwise deal with the Tenant or with any other corporation having relations with the Tenant to the full extent permitted by law.

Section 4.10.  Resignation or Removal of the Owner Trustee.  The Owner Trustee or any successor thereto may resign at any time without cause by giving at least 60 days prior written notice to the Owner Participant, the Agent and the Tenant, and a Majority in Interest of Owner Participants may (and shall, at the request of Tenant and Agent) at any time remove the Owner Trustee without cause by an instrument in writing delivered to the Owner Trustee, the Agent and the Tenant, such resignation or removal to be effective on the later of the date specified in such notice or written instrument or the date on which a successor owner trustee is appointed hereunder.  With the written consent of the Agent and the Tenant (which consent shall not unreasonably be withheld), a Majority in Interest of Owner Participants may (and shall, at the request of Tenant and Agent), at any time upon 30 days prior written notice to the Agent and the Tenant by an instrument in writing, appoint a successor owner trustee, provided, however, that a successor owner trustee shall be a bank or trust company which is organized under the laws of the United States of America or any state thereof and has a combined capital and surplus of at least $50,000,000.  If a Majority in Interest of Owner Participants shall not have appointed a successor owner trustee within 30 days after the giving of notice of such resignation or removal, the Agent or the Owner Trustee may apply to any court of competent jurisdiction to appoint a successor owner trustee to act until such time, if any, as a successor or successors shall have been appointed by a Majority in Interest of Owner Participants as above provided.  Any successor owner trustee so appointed by such court shall immediately and without further act be superseded by a successor owner trustee appointed by a Majority in Interest of Owner Participants within one year from the date of the appointment by such court.

Section 4.11.  Estate and Rights of Successor Owner Trustee.  Any successor owner trustee, whether appointed by a Majority in Interest of Owner Participants or a court, shall execute and deliver to the predecessor owner trustee an instrument accepting such appointment, and thereupon each successor owner trustee, without further act, shall become vested with all the estates, properties, rights, powers, duties and trusts of the predecessor owner trustee in the trusts hereunder with like effect as if originally named as an owner trustee herein, but nevertheless upon the written request of such successor owner trustee, such predecessor owner trustee shall execute and deliver an instrument transferring to such successor owner trustee, upon the trusts herein expressed, all the estates, properties, rights, powers and trusts of such predecessor owner trustee, and such predecessor owner trustee shall duly assign, transfer, deliver and pay over to such successor owner trustee any property or moneys then held by such predecessor owner trustee upon the trusts herein expressed.  No predecessor owner trustee shall be liable for the acts and/or omissions of a successor owner trustee.

Section 4.12.  Merger or Consolidation of the Owner Trustee.  Any corporation into which the Owner Trustee may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Owner Trustee shall be a party, or any corporation to which substantially all of the business of the Owner Trustee may be transferred, shall be a successor owner trustee under this Trust Agreement without further act.

Section 4.13.  Co-Trustees.  At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Estate may at the time be located, a Majority in Interest of Owner Participants and the Owner Trustee jointly shall have the power, and shall execute and deliver all instruments, to appoint one or more persons approved by a Majority in Interest of Owner Participants and the Owner Trustee, to act as co-trustee, or co-trustees, jointly with the Owner Trustee, or separate trustee or separate trustees, of all or any part of the Trust Estate, and to vest in such person or persons, in such capacity, such title to the Trust Estate or any part thereof, and such rights, powers, duties, trusts or obligations as a Majority in Interest of Owner Participants and the Owner Trustee may consider necessary or desirable.  If a Majority in Interest of Owner Participants shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, the Owner Trustee alone shall have the power to make such appointment.  The Owner Trustee shall not be liable for any act or omission of any co-trustee or separate trustee appointed under this Section 4.13.

ARTICLE V

TRANSFER OF AN OWNER PARTICIPANT’S INTEREST

Any Owner Participant may transfer its interest in this Trust, and the transfer by any Owner Participant of its interests under this Trust and in and to the Trust Estate shall be governed and restricted by the provisions of and the terms and conditions set forth in Article IX of the Participation Agreement.

ARTICLE VI

TERMINATION OF AND AMENDMENTS TO TRUST

Section 6.1.    Termination.  The Trust created and provided for hereby shall cease and be terminated in any one of the following events, whichever shall first occur:

(a)           If a Majority in Interest of Owner Participants shall by notice in writing to the Owner Trustee, the Lender, the Agent and the Tenant revoke and terminate the Trust on and as of a date stated in such notice, which date shall not be less than ten (10) nor more than thirty (30) days from the date of mailing such notice, then on the date specified in such notice the Trust created and provided for hereby shall cease and terminate, provided, however, that this Trust shall not be subject to revocation or termination by the Owner Participants prior to the payment in full and discharge of the Loan and all other indebtedness secured by the Loan Documents and the termination of the Loan Documents and the release of the liens and security interests granted thereby unless the Owner Participants shall have assumed, ratably in accordance with their respective equity percentages, all of the obligations of the Owner Trustee under the Operative Documents, or

(b)           the sale or other final disposition by the Trust of all property constituting the Trust Estate and the final disposition by the Trust of all moneys or other property or proceeds constituting part of the Trust Estate in accordance with the terms hereof; provided, however, that the Trust Estate shall not be subject to sale or other final disposition by the Trust prior to the payment in full and discharge of the Loans and all other indebtedness secured by the Loan Documents and the release of the Loan Documents and the liens and security interest granted thereby; or

(c)           The twenty-first (21st) anniversary of the date of the death of the last to die of the descendants of (i) Joseph Kennedy et ux.  Rose Kennedy, (ii) Former

President George Bush et ux.  Barbara Bush and (iii) his late Majesty King George the Fifth of England living on the date hereof;

provided, that, notwithstanding the foregoing, the Trust created hereby shall terminate upon the occurrence, with respect to any Owner Participant, of an event of the type described in Section 9.1(e) of the Loan Agreement unless, promptly following any such event, a majority of each other Owner Participant and each Lender, voting as a group in the respective proportions represented by the then outstanding amount of such Participant’s Loan or Equity Investment Amount, shall determine otherwise.

Section 6.2.    Distribution of Trust Estate Upon Termination.  Upon any termination of this Trust pursuant to the provisions of Section 6.1 hereof, the Owner Trustee shall convey the Trust Estate to such purchaser or purchasers thereof and for such amount and on such terms as shall be specified in joint written instructions from the Owner Participant and Required Lenders delivered to the Owner Trustee prior to the date of termination; provided that (a) if at the time of any termination the Master Lease remains in force and effect, then the Trust Estate shall be sold as a unit and not in parcels and subject to the Master Lease, and (b) in the event such written instructions are not delivered to the Owner Trustee on or before the date of termination, the Owner Trustee shall transfer title to the Trust Estate to the Agent for distribution in accordance with the Loan Agreement and the Participation Agreement.  Upon making such transfer or sale the Owner Trustee shall be entitled to immediate receipt of any sums due and owing to the Owner Trustee for expenses (including reasonable attorneys’ fees and expenses) incurred pursuant hereto or as compensation for services rendered hereunder and not theretofore paid and the Owner Trustee shall be discharged and free of any further liability hereunder subject to Section 4.5(c) hereof.

Section 6.3.    Amendments.  Subject to Section 15.1 of the Participation Agreement, at any time and from time to time, upon the written request of a Majority in Interest of Owner Participants, (i) the Owner Trustee and each Owner Participant shall execute a supplement hereto for the purpose of adding provisions to, or changing or eliminating provisions of, this Trust Agreement as specified in such request, and (ii) the Owner Trustee shall enter into or consent to such written amendment of or supplement to the Operative Documents as the Tenant or the Agent, as the case may be, may agree to and as may be specified in such request, or execute and deliver such written waiver or modification of the terms of the Operative Documents as may be specified in such request; provided, however, if in the reasonable opinion of the Owner Trustee, any document required to be executed by it pursuant to this Section 6.3 affects any right or duty of, or immunity or indemnity in favor of, the Owner Trustee under this Trust Agreement or the other Operative Documents, the Owner Trustee may in its reasonable discretion decline to execute such document.

ARTICLE VII

MISCELLANEOUS

Section 7.1.    Compensation and Indemnification.  Owner Trustee shall receive reasonable compensation for its services hereunder from each Owner Participant and shall be reimbursed by each Owner Participant ratably in accordance with its Equity Percentage for Owner Trustee’s reasonable expenses (including the disbursements and reasonable fees of counsel). In the event an Event of Default or a Default shall have occurred and be continuing and Owner Trustee shall be required pursuant to the provisions of this Trust Agreement to take any action in connection therewith, it shall be reimbursed for any expenses it may incur in relation to taking any such action.  Each Owner Participant severally agrees (ratably in accordance with its Equity Percentage) to reimburse and indemnify and save harmless from and against any and all losses, damages, liabilities, claims, actions, suits, obligations, penalties, demands, disbursements and expenses, including taxes and counsel fees, and including tort claims for which Owner Trustee is strictly liable, which may be asserted against or incurred by reason of Owner Trustee being owner trustee or acting hereunder or under the Operative Documents or the performance or enforcement of any of the terms hereof, but solely by reason thereof and arising out of or relating solely to this Trust Agreement or the operative Documents or the Property or the Net Rent and other sums payable therefor, or the purchase, acceptance, rejection, ownership, lease, possession, use, operation, condition, sale or other disposition of the Property or in any way relating to or arising out of the Trust Estate or the action or the inaction of the Owner Trustee hereunder or by reason of any occurrence while so acting; provided that no Owner Participant shall be so obligated in respect of any such losses, damages, liabilities, claims, actions, suits, obligations, penalties, demands, disbursements and expenses, including taxes and counsel fees pursuant to this Section 7.1, arising from or as a result of (a) the willful misconduct or gross negligence of Owner Trustee, (b) any taxes on, with respect to or measured by any amounts paid to Owner Trustee as compensation for services or otherwise under the Operative Documents, (c) acts or omissions of the Owner Trustee not related to the transactions contemplated by the Operative Documents, or (d) the representations and warranties made by Owner Trustee in the Participation Agreement and provided, further that neither Owner Trustee nor the Trust shall make any claim under this Section 7.1 for any claim or expense indemnified against by the Tenant under Article VIII of the Participation Agreement without first making demand on such Tenant for payment of such claim or expense.  The provisions of this Section 7.1 (other than the requirements for compensation of the Owner Trustee after its resignation, which shall terminate upon the resignation or removal of the Owner Trustee) shall continue in force and effect notwithstanding the termination of this Trust, the resignation or removal of the Owner Trustee or the obligation of any other party to any other Operative Document to make any payment to the Owner Trustee which an Owner Participant is required to make pursuant to this Section 7.1.

Section 7.2.    Notices.  All notices and communications provided for herein shall be in writing and shall be deemed to have been given when delivered in accordance with Article VII of the Participation Agreement.

Section 7.3.    Applicable Law.  This Trust is being created in the State of New York and the validity, construction and all rights under this Trust shall be governed by the laws of New York.  If any provision of this Trust shall be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective, provided that such remaining provisions do not increase the obligations or liabilities of the Owner Trustee.

Section 7.4.    Tax Reports.  In the event any tax report or tax return is required to be made by the Owner Trustee with respect to the Trust Estate and the Tenant is not required to prepare and file the same pursuant to the Master Lease, the Owner Participant (or a party appointed by a Majority in Interest of Owner Participants) will prepare such tax report or return and deliver a copy thereof to the Owner Trustee.  Upon the request of a Majority in Interest of Owner Participants, the Owner Trustee will execute such instruments, documents and certificates as are necessary to enable the Owner Participants to prepare any such tax report or return provided that the same shall be acceptable to the Owner Trustee.  The Owner Trustee agrees to promptly forward to each Owner Participant any communications with respect to taxes pertaining to the Trust Estate which are received by the Owner Trustee from tax authorities or from the Tenant.

Section 7.5.    Headings.  The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 7.6.    Successors and Assigns.  All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 7.7.    Severability.  Any provision of this Trust Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition on unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

Section 7.8.    Only Written Waivers.  No term or provision of this Trust Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or other person against whom enforcement of the change, waiver, discharge or termination is sought; and any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

Section 7.9.    Counterparts.  This instrument may be simultaneously executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.

Section 7.10.  Rights in Trust Agreement.  Except as expressly provided to the contrary in the Operative Documents, nothing in this Trust Agreement, whether express or implied, shall be construed to give any person other than the Owner Trustee, the Owner Participant, the Tenant, the Agent and any holder from time to time of the Notes and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Trust Agreement.

IN WITNESS WHEREOF, Harris not in its individual capacity, but solely in its capacity as Owner Trustee herein, has caused this instrument to be duly executed all as of the day and year first above written.

NATWEST LEASING CORPORATION, as Owner Participant

By:	/s/ Michael E. Mahoney
Michael E. Mahoney
Vice President

HARRIS TRUST AND SAVINGS BANK, not in its individual capacity but solely in its capacity as Owner Trustee of the Perryville III Trust

By:	/s/ E. Kay Liederman
E. Kay Liederman
Vice President